Exhibit 10.13

NON-COMPETE AGREEMENT

The Non-Compete Agreement (the “Agreement”) has been made and entered into on March 8, 2018, by and between the two parties hereunder in Guangzhou, the People’s Republic of China (the “PRC”):

(1)    Guangzhou Huaduo Network Technology Co., Ltd., a limited liability company duly established and validly existing under the PRC laws, located at 28F, Building B-1, North Block of Wanda Commercial Plaza, Wanbo Business District, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou (the “Party A”);

(2)    Guangzhou Huya Information Technology Co., Ltd., a limited liability company duly established and validly existing under the PRC laws, located at Unit 10, 28F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou (the “Party B”).

Party A and Party B are referred to as the “Parties” collectively and a “Party” individually hereunder. This Agreement has been hereby made between Party A and Party B with regard to the non-compete arrangement through friendly consultation.

I. Definitions and Interpretations

1.1	Definitions

For the purpose of the Agreement, words and terms used hereunder shall have the meanings as specified below (except those otherwise required by the subject or the context), unless otherwise stated.

Subsidiary	Any entity that is directly or indirectly (through one or more intermediaries) controlled by another party. The term “control” here means that a party’s effective control by (i) directly or indirectly holding over 50% voting shares, registered capital or other interests in such entity in the form of voting shares or contracts or otherwise; or (ii) having the right to appoint or nominate the general manager, legal representative or a majority of members of the management committee, the board of directors or other equivalent decision-making bodies.

Affiliate	Any entity that, directly or indirectly (through one or more intermediaries), controls or is controlled by another party, or is under common control of other entities. The term “control” here means that a party’s effective control by (i) directly or indirectly holding over 50% voting shares, registered capital or other interests in such entity in the form of voting shares or contracts or otherwise; or (ii) having the right to appoint or nominate the general manager, legal representative or a majority of members of the management committee, the board of directors or other equivalent decision-making bodies, or effective control such entity by any other means, including but not limited to the management of financial, human resource and business.

Third party	Any entity or individual which or who is not a Party hereto and is unrelated to the Parties and their respective related parties.

Party A’s platform	All platform websites and platform software that are owned, controlled or operated by Party A and/or its subsidiaries for providing application (including game software) access services to itself and to the third parties, including but not limited to the existing live streaming platforms (www.yy.com and YY App) of Party A and/or its subsidiaries (effects of the Agreement shall not be affected when Party A and/or its subsidiaries changes the operator of the aforesaid live streaming platforms).

Huya Inc.	A company duly established and existing under Cayman Islands laws, with the registered address at Vistra (Cayman) Limited, P.O. Box, 31119 Grand Pavilion, Hisbiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands. Huya is an offshore affiliate of Party B.

Tencent	Tencent Computer System Co., Ltd. and its onshore and offshore affiliates.

1.2	Interpretations

1.2.1    The title of each Article is for easy access and reference only. It shall not be deemed as definition, interpretation or description of the clause thereof, and shall not impact meanings of such clause.

1.2.2    Any “Clause” mentioned shall refer to the specific clause hereunder.

1.2.3    The term “a party” shall be taken to include their respective successor, inheritor or transferee.

1.2.4    Any laws, regulations, rules, notices or statutory provisions mentioned hereunder shall include any of their additions, revisions or re-enactment made by the legislative body.

II. Non-compete Arrangement

2.1    The Parties agree to set up non-compete arrangements to avoid competition between the parties during operation. During the non-compete period (see Article IV for detailed definition), Party A is bound by the following obligations:

2.1.1 Party A shall not recommend, place advertisement or distribute any online game products operated by any of Party B’s competitors (“Competitors”) or their respective affiliates on its platform, and shall not engage in live streaming related to such products or disseminate games or other derivative works associated with such product;

2.1.2    Regarding online game products other than those described under 2.1.1 (“Competitive Products”), Party A shall not engage in live streaming related to the competitive product or disseminate games or other derivative works associated with the competitive products.

The scope of competitors and competitive products is subject to discussion and mutual agreement between the Parties.

2.2    During the non-compete period, Party B shall update the competitive product list on a quarterly basis, if any. The updated list shall be effective upon written confirmation from Tencent’s representative on Huya Inc.’s board; in the case that Tencent no longer holds any seat on Huya Inc.’s board as a result of board seat adjustments at Huya Inc., the updated list shall come into effect upon approval from a representative with separate written designation from Tencent. Tencent approval may not be required, if Tencent or its affiliates’ holding in Huya Inc. falls below 1/3 (not inclusive) of the Series B shares they acquired upon closing on March 8, 2018.

III. Confidentiality

3.1	Confidentiality

The Parties agree to keep the non-compete relationship established based on the Agreement, the existence and any part of the Agreement, as well as the negotiation, communication and other details relating to the execution of the Agreement in the strict confidence. Party with the intention to disclose any such information shall seek written consent from the other, except for disclosures required under applicable exchange rules or laws, or according to any judicial or regulatory procedures, or as a result of any proceedings, cases or procedures arising from or in connection with the Agreement, where in such cases prior notice shall be given to the other party with confidential arrangements followed to the extent possible. Such confidentiality responsibilities and obligations shall survive the termination of the Agreement and continue in full force and effect.

3.2	Non-disclosure

A party shall deal with the trade secrets disclosed by the other party to it or it becomes aware through business contact or other channels (i.e., technical, financial, commercial or other confidential information not in the public domain owned by the other party and/or its affiliates which can generate economic benefits to the other party and/or its affiliates and the other party and/or its affiliates keep strictly confidential) in the strict confidence. Without the prior written consent of the other party, a party shall not provide, disclose or transfer the other party’s trade secrets to any third party on a paid or unpaid basis. A party may use the trade secrets of the other party it obtains or becomes aware of for the sole purpose of performing the Agreement.

IV. Non-compete period

4.1	Non-compete period

The non-compete period under the Agreement is four (4) years and shall take effect as of the date on which both parties affix the official seals or contract seals (if the dates of their seals are different, the Agreement shall be effective as of the date of the last-executed seal). Within thirty (30) days before the expiry of the non-compete period, both parties may renegotiate whether the Agreement shall be renewed.

V. Other provisions

5.1	Breach of Agreement

Any party that fails to perform the Agreement or performance of the Agreement does not comply with the provisions shall be deemed to be in breach of Agreement. The defaulting party shall indemnify the non-defaulting party for any and all losses resulting therefrom, and the non-defaulting party may require the defaulting party to assume other liabilities for breach of the Agreement in accordance with the applicable regulations and laws.

5.2 Governing laws

The establishment, validity, interpretation and performance of the Agreement and settlement of disputes under the Agreement shall be governed by the laws of PRC (excluding its conflict of laws).

5.3	Notice and delivery

All the notices sent by one party to the other party shall be made in writing in Chinese and shall be delivered in person (including express courier services) or by registered mail, except as otherwise agreed by both parties to be delivered in the form of email. Notices in the mail or in writing under the Agreement shall be deemed valid only if sent to the following physical address or email address:

Deliver to Guangzhou Huaduo Network Technology Co., Ltd.

Designated contact: Xueling LI

Address: 24F, Building B-1, North Block of Wanda Commercial Plaza, Wanbo Business District, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou, China

Tel:

Email:

Deliver to Guangzhou Huya Information Technology Co., Ltd.

Designated contact: Rongjie DONG

Address: 24F, Building B-1, North Block of Wanda Commercial Plaza, Wanbo Business District, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou, China

Tel:

Email:

5.4	Resolution of disputes

For any disputes (“disputes”) arising from the Agreement or related to the Agreement, both parties shall resolve it in a friendly manner through negotiation. The party making the request for resolution shall inform the other party promptly of the existence and nature of the dispute with a written notice containing the date. In the case that the parties fail to resolve the dispute through negotiation within sixty (60) days after the date set forth in such written notice, either party may submit the dispute to Guangzhou Arbitration Commission for resolution.

5.5	Duplicates

The Agreement has been executed in two (2) duplicate originals; each party holds one (1) original and each duplicate original shall have the same legal effect.

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(Signature page of Non-compete Agreement)

In witness whereof, respective authorized representatives of both parties have signed the Agreement on the date set forth at the beginning of the Agreement.

Guangzhou Huaduo Network Technology Co., Ltd.

[Company seal is affixed]

Authorized representative: /s/ Xueling LI

Date:

Guangzhou Huya Information Technology Co., Ltd.

[Company seal is affixed]

Authorized representative: /s/ Rongjie DONG

Date: